CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Income Trust of our report dated February 20, 2025, relating to the financial statements and financial highlights of Templeton Global Bond Fund, Templeton Global Total Return Fund, Templeton International Bond Fund and Templeton Sustainable Emerging Markets Bond Fund, which appears in Templeton Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 23, 2025